Exhibit 10.2
SIX FLAGS ENTERTAINMENT CORPORATION 2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT AND DECLARATION
This Restricted Stock Award Agreement and Declaration (the “Declaration”) is made pursuant to the terms and conditions of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan (the “Plan”), including (without limitation) Section 8, the provisions of which are incorporated into this Declaration by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.
1.Restricted Stock Award in General. Participant’s Restricted Stock Award (the “Award”) consists of 217,797 shares of Common Stock (the “Restricted Stock”) specified in and as outlined in the attached Notice of Restricted Stock Award of Six Flags Entertainment Corporation (the “Notice”) and is subject to Participant’s continuous Service throughout each of the restricted periods that commence on the Date of Grant and end on each of the Vesting Dates specified under the heading “Vesting Schedule” in the Notice (individually, a “Restricted Period” and, collectively, the “Restricted Periods”). Dividend Equivalent Rights on the Restricted Stock shall be accumulated until the lapse of a Restricted Period, if and to the extent the Company makes dividends on its Common Stock during a Restricted Period and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Restricted Periods, the Participant shall have the right to vote such Restricted Stock, but the Participant shall not have the right to receive any payments or dividends with respect to such Restricted Stock, and the Participant may not sell, transfer, pledge, or assign such Restricted Stock.  This Award is subject to certain terms of the Participant’s employment agreement with the Company dated March 24, 2026 (the “Employment Agreement”), which are incorporated herein by reference.
2.Forfeiture. The Restricted Stock for which the restrictions have not lapsed shall be automatically forfeited if the Participant ceases Service at any time during a Restricted Period, except as provided in Section 3 of this Declaration.

3.Lapse of Restrictions.

A.The Service restriction on the Restricted Stock shall lapse upon the Participant’s completion of continuous Service through each Restricted Period, and the Restricted Stock shall thereupon become shares of unrestricted Common Stock. All Dividend Equivalent Rights on the Restricted Stock accumulated during the Restricted Period shall be paid in a lump sum within seventy-four (74) days following the end of the Restricted Period; provided that if such seventy-four (74) day period begins in one calendar year and ends in another, the Participant shall not have the right to designate the calendar year of payment.
B.Upon the termination of the Participant’s Service during the Restricted Periods, Section 6 of the Employment Agreement shall apply to this Award and shall govern and control over any conflicting provision in the Plan or this Declaration. Accordingly, (i) if the Participant’s Service is terminated by the Company without Cause or if the Participant resigns for Good Reason (each as defined the Employment Agreement), Section 6.1(b) of the Employment Agreement shall apply, subject to Section 6.4 of the Employment Agreement, including without limitation in connection with a Change in Control (as defined in the Employment Agreement), and (ii) if the Participant’s Service is terminated for any reason other than by the Company without Cause or if the Participant resigns for Good Reason, Section 6.2 of the Employment Agreement shall apply.
4.Tax Matters and Withholding; Code Section 83(b) Election. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the

Restricted Stock issued, and Dividend Equivalent Rights paid, pursuant to the Award, and unrestricted shares of Common Stock issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of unrestricted shares of Common Stock to be delivered after the expiration of the Restricted Period being reduced accordingly. The number of shares of Common Stock to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Common Stock, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings. If the Participant elects, in accordance with Section 83(b) of the Code, to recognize ordinary income on the Date of Grant in the year in which the Restricted Stock is awarded, the Participant shall promptly furnish to Six Flags Entertainment Corporation a copy of the completed and signed election that is filed with the Internal Revenue Service within thirty (30) days of the Date of Grant of the Award.
5.Priority of Agreements. The terms of the Employment Agreement shall govern and control over any conflicting term of the Plan to the extent and as provided in Section 3 of this Declaration.

6.Clawback. In accordance with Section 13.3 of the Plan, by accepting the Restricted Stock, the Participant acknowledges that the Participant is fully bound by, and subject to all of the terms and conditions of, the Clawback Policy, and the Participant agrees to abide by the terms of the Company’s Clawback Policy and is otherwise subject to any clawback, recovery or recoupment arrangements or policies the Company has in place from time to time. To the extent that the Committee determines that all or any portion of the Restricted Stock Award (including any vested shares or the value of those shares) must be cancelled, forfeited, repaid, or otherwise recovered by the Company, the Participant shall promptly take whatever action is necessary to effectuate such cancellation, forfeiture, repayment, or recovery. No recovery of all or a portion of the Restricted Stock (including any vested shares or the value of those shares) thereof under the Clawback Policy will be an event giving rise to a right to resign for Good Reason under any agreement with the Company. In the event of any conflict between the terms of the Clawback Policy and the terms of the Plan or this Declaration, the terms of the Clawback Policy shall govern.

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IN WITNESS WHEREOF, Six Flags Entertainment Corporation., has caused this Declaration to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Declaration as of the day and year indicated.

SIX FLAGS ENTERTAINMENT CORPORATION By: Title: Date:

PARTICIPANT By: Title: Date:

A copy of the Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan Information Statement is available for review on the Six Flags Intranet link at [______] under “Document Share”, and a copy of the most current Form 10-K is available for review at [______].

Notice of Restricted Stock Award of Six Flags Entertainment Corporation

Company Name: Six Flags Entertainment Corporation

Plan: Six Flags Entertainment Corporation 2024 Omnibus Incentive Plan

Participant ID:

Participant Name:

Participant Address:

Grant/Award Type:

Number of Shares of Common Stock:

Grant/Award Date:

VESTING SCHEDULE